Exhibit 99.1

XOMA Reports Third Quarter 2017 Financial Results

Validated business strategy with transformational license agreements with Novartis;

Expanded portfolio of partner-funded programs with potential for future milestone and royalty payments;

Current cash balance sufficient to fund operations for approximately five years

Berkeley, Calif., November 6, 2017 – XOMA Corporation (Nasdaq: XOMA), a pioneer in the discovery, development and licensing of therapeutic antibodies, today announced its third quarter 2017 financial results and recent business highlights.

“We made significant progress on multiple fronts executing our new business strategy, and in doing so we completely transformed the Company. The highlight events were clearly the license agreements we secured for both gevokizumab and our IL-1 beta intellectual property portfolio with Novartis. Our strategy was further reinforced with new license agreements for use of our proprietary phage display libraries for antibody discovery. We also received milestone payments from our extensive portfolio of partner-funded programs,” stated Jim Neal, Chief Executive Officer of XOMA. “These third quarter transactions have resulted in a completely revamped balance sheet and multiple years of projected cash runway. With more than two dozen partner-funded programs that have the potential to generate substantial additional milestone and royalty payments, we are very well positioned to deliver sustained growth in the years ahead and create long-term value for shareholders.”

Recent Business Highlights

XOMA made important progress positioning the Company for long-term strategic success:

•

Licensing the global commercial rights to gevokizumab, a novel anti-IL-1 beta allosteric monoclonal antibody, to Novartis. In a separate agreement, XOMA granted Novartis a license to its intellectual property covering the use of IL-1 beta targeting antibodies in the treatment of cardiovascular disease. Under these agreements, XOMA received $31 million in cash payments, including a $5 million equity investment. The Company is eligible to receive up to $438 million in development, regulatory and commercial milestones plus tiered high-single to mid-double-digit royalties on net sales of gevokizumab. XOMA is also eligible to receive low-single-digit royalties on canakinumab sales in cardiovascular indications, rising to mid-single-digit royalties under certain circumstances. In addition to the upfront payments, Novartis also settled XOMA's €12 million debt to Servier, and extended the maturity date on the Company’s debt to Novartis from September 2020 to September 2022.

•

Entering into new non-exclusive license agreements with three separate companies, Tizona Therapeutics, Inc., Torch Biosciences, Inc., and LakePharma, for use of XOMA's proprietary phage display libraries for antibody discovery. Under these agreements, the Company is eligible to receive development and regulatory milestone payments plus single-digit royalties on net sales of products.

•

Earning a $3 million milestone payment related to the clinical advancement of an anti-botulism product candidate the Company licensed to Nanotherapeutics, Inc., in 2015. In September 2017, XOMA received an initial cash payment of $250,000 related to the milestone. The remaining amounts of the milestone payment will be received in monthly payments over the next eleven months. If the product candidate advances from its current stage of development to production and stockpiling by governmental agencies, XOMA is eligible to receive a 15 percent royalty on net sales.

•	Continuing implementation of the Company's previously announced aggressive corporate cost reduction plan.

Financial Results

XOMA recorded total revenues of $36.2 million for the third quarter of 2017, compared to $0.6 million for the third quarter of 2016. The increase in revenues for the third quarter of 2017 was due primarily to upfront payments received relating to the Company’s license agreements with Novartis in August 2017.

Research and development (R&D) expenses were $0.3 million for the third quarter of 2017, compared to $8.7 million for the third quarter of 2016. The decrease in R&D expenses for the third quarter of 2017 was due primarily to reductions of $3.5 million in salaries and related expenses, $1.8 million in external manufacturing activities, $1.2 million in the allocation of facilities and information technology costs, $0.9 million in clinical trial costs, and $0.4 million in consulting costs. The decrease in external manufacturing costs included a one-time adjustment of $0.7 million to reverse the cost of a batch of drug material that did not meet quality standards. The significant reduction in R&D spending year-over-year is a result of the execution of the Company’s corporate strategy of leveraging its extensive portfolio of partnered programs and licensed technologies.

General and administrative (G&A) expenses were $7.3 million for the third quarter of 2017, compared to $4.1 million for the third quarter of 2016. G&A expenses for the three months ended September 30, 2017, included increases of $1.9 million in consulting services primarily related to the Company’s license agreements with Novartis, $1.0 million in the allocation of facilities and information technology costs due to a greater proportion of general and administrative personnel after the Company’s restructuring activities, and $1.0 million in stock compensation cost, partially offset by a $0.6 million decrease in salaries and benefits.

Net income for the third quarter of 2017 was $26.3 million, compared to net loss of $12.5 million for the third quarter of 2016. The significant net income for the third quarter of 2017 was due primarily to the increase in total revenues previously discussed.

On September 30, 2017, XOMA had cash and cash equivalents of $47.7 million. The Company ended December 31, 2016, with cash and cash equivalents of $25.7 million. The Company’s current cash and cash equivalents are expected to be sufficient to fund its operations for multiple years.

About XOMA Corporation

XOMA has an extensive portfolio of products, programs, and technologies that are the subject of licenses the Company has in place with other biotech and pharmaceutical companies.  Many of these licenses are the result of the Company's pioneering efforts in the discovery and development of antibody therapeutics. There are more than two dozen such programs that are fully funded by partners and could produce milestone payments and royalty payments in the future. For more information, visit www.xoma.com.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding: the potential of XOMA’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time; the significant unmet therapeutic need for certain rare medical conditions associated with hyperinsulinism; XOMA’s intent to license X213 and X358; and statements that otherwise relate to future periods. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. Potential risks to XOMA meeting these expectations are described in more detail in XOMA's most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA's prospects. Any forward-looking statement in this press release represents XOMA's views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward-looking statement, except as required by applicable law.

XOMA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
License and collaborative fees	$36,068	$430	$46,993	$3,196
Contract and other	115	205	340	1,844
Total revenues	36,183	635	47,333	5,040

Operating expenses:
Research and development	307	8,674	7,215	35,986
General and administrative	7,255	4,053	17,625	13,138
Restructuring charge (credit)	(29)	—	3,451	15
Total operating expenses	7,533	12,727	28,291	49,139

Income (loss) from operations	28,650	(12,092)	19,042	(44,099)

Other income (expense):
Interest expense	(202)	(982)	(1,108)	(2,991)
Other (expense) income, net	(263)	289	337	585
Revaluation of contingent warrant liabilities	—	260	—	10,455
Loss on extinguishment of debt	(135)	—	(650)	—
Income (loss) before income tax	28,050	(12,525)	17,621	(36,050)
Provision for income taxes	(1,706)	—	(1,706)	—
Net income (loss) and comprehensive income (loss)	$26,344	$(12,525)	$15,915	$(36,050)
Basic net income (loss) available to common stockholders	$16,038	$(12,525)	$6,609	$(36,050)
Diluted net income (loss) available to common stockholders	$16,418	$(12,525)	$6,669	$(36,050)

Basic net income (loss) per share available to common stockholders	$2.06	$(2.08)	$0.89	$(6.00)
Diluted net income (loss) per share available to common stockholders	$1.98	$(2.08)	$0.88	$(6.00)
Weighted average shares used in computing basic net income (loss) per share available to common stockholders	7,786	6,029	7,424	6,010
Weighted average shares used in computing diluted net income (loss) per share available to common stockholders	8,275	6,029	7,617	6,010

XOMA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share and per share amounts)

	September 30,	December 31,
	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$47,747	$25,742
Trade and other receivables, net	1,026	566
Prepaid expenses and other current assets	318	852
Total current assets	49,091	27,160
Property and equipment, net	97	1,036
Other assets	522	481
Total assets	$49,710	$28,677

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,046	$5,689
Accrued and other liabilities	1,601	4,215
Accrued restructuring costs	444	3,594
Income taxes payable	1,706	—
Deferred revenue – current	6,287	899
Interest bearing obligations – current	—	17,855
Accrued interest on interest bearing obligations – current	140	254
Total current liabilities	14,224	32,506
Deferred revenue – non-current	17,101	18,000
Interest bearing obligations – non-current	14,322	25,312
Other liabilities – non-current	—	69
Total liabilities	45,647	75,887
Stockholders’ equity (deficit):
Preferred stock, $0.05 par value, 1,000,000 shares authorized, 5,003 and 0 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 8,143,643 and 6,114,145 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	61	46
Additional paid-in capital	1,181,742	1,146,357
Accumulated deficit	(1,177,740)	(1,193,613)
Total stockholders’ equity (deficit)	4,063	(47,210)
Total liabilities and stockholders’ equity (deficit)	$49,710	$28,677

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